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•	Syntel Second Quarter 2018 Earnings Teleconference Transcript, made available July 26, 2018.

Syntel Second Quarter 2018 Earnings Teleconference July 26, 2018 Syntel Participants Bharat Desai Co-Chairman and Co-Founder Rakesh Khanna CEO and President Anil Agrawal CFO Zaineb Bokhari VP, Finance Operator Ladies and gentlemen, thank you for standing by and welcome to the Syntel Second Quarter 2018 earnings call. There will be no question and answer session today after the conclusion of management’s remarks. As a reminder, this call is being recorded today, Thursday, July 26, 2018. I will now turn the call over to Zaineb Bokhari, Syntel’s Vice President of Finance. Zaineb Bokhari Thank you and good morning everyone. Syntel’s second quarter earnings release crossed Globe Newswire at 6:00 a.m. eastern today. It’s also available on our website at www.syntelinc.com. On the call with us today we have Bharat Desai and Prashant Ranade, Syntel’s co-Chairmen, Rakesh Khanna, Syntel’s CEO and President and Anil Agrawal, Syntel’s Chief Financial Officer. Before we begin, I’d like to remind you that some of the comments made on today’s call may contain forward looking statements. These statements are subject to the risks and uncertainties described in the company’s earnings release and other filings with the SEC. In addition, on July 20, Syntel entered into a definitive merger agreement with Atos S.E. under which Atos will acquire Syntel for $41 per share in cash. The merger agreement has been approved unanimously by the boards of directors of both companies however it is subject to regulatory approvals, approval of our shareholders and other customary closing conditions. The transaction is expected to close by year-end 2018. Since this transaction is still pending, we will be limiting our comments about this to statements that Syntel has made in our press release issued on July 22, 2018 and Form 8-K filed on July 23, 2018. For information about Atos, please refer to their public comments and statements. I’ll now turn the call over to Syntel’s co-Chairman, Bharat Desai. Bharat? Bharat Desai Thank you, Zaineb. Good morning everybody and thank you for joining us today. I want to open my comments by expressing my excitement about Syntel’s definitive merger agreement with Atos. The Syntel board is committed to maximizing shareholder value, and the board and I believe that the agreement with Atos achieves that objective and delivers a win-win proposition to our customers and employees. Atos is an extremely well-regarded organization with an impressive intellectual property portfolio and strong technology capabilities. Atos’ leadership position in digital transformation and global scale make them a natural fit for Syntel. There is a tremendous amount of mutual respect and cultural alignment across the two organizations. While we undergo the regulatory review processes and work to meet all of the other closing conditions, Syntel remains an independent company, and we are focused on serving our customers and building a strong track record of profitable growth. © 2018, Syntel Inc. 1

Syntel Second Quarter 2018 Earnings Teleconference July 26, 2018 This clearly comes across in our second quarter results. The solid growth seen during Q2 reflects our commitment to strengthen and deepen customer relationships. Our execution has improved over the last four quarters as a result of these efforts and we will continue to invest in this initiative. Syntel has taken a carefully considered approach to help our customers transform their businesses and harness the power of new technologies. Our innovative digital services support deeper client connect and enhanced business insights. As companies embark on deeper transformation programs, our comprehensive offerings support the modernization of application, infrastructure and data elements and leverage automation to drive a high level of efficiency and productivity. Our customers are market leaders with complex needs that are closely linked to developments and trends within their respective [industries]. Syntel’s domain expertise and focus in these specific areas allows us to drill down, identify, and address these needs with solutions designed around critical business challenges. Our customer-centric model and flexible approach promotes long-standing, growing relationships with large, sophisticated customers. Syntel continues to broaden its technology portfolio with new offerings and compelling intellectual property supported by a growing number of patents. We’ve invested in our global workforce and made solid progress in employee engagement and skills development across our ranks. I continue to be very encouraged by the progress we are making. We feel confident in our plan for growth through mutual success with our customers. I would now like to turn the call over to Rakesh Khanna, Syntel’s Chief Executive Officer and President to provide further details. Rakesh? Rakesh Khanna Thank you Bharat and welcome everyone. I also want to express my excitement about the agreement with Atos. Across every level of our organization, we are brimming with pride because this provides a strong endorsement for Syntel’s deep client focus, robust operating model and proven delivery capabilities. It represents a very exciting development for our company, our shareholders and our employees as we help our customers transform and succeed in the digital economy. Our customer-centric plan for growth produced strong results during Q2. Each of our industry segments grew during Q2 on both a year over year basis and sequentially. The sequential growth is of particular note, since it builds on the solid growth we saw during Q1. The broad-based growth seen during Q2 reflects the progress we are making in client engagement. During Q2, we saw revenue contribution from customers 4 to 50 rise by 14.6% from a year ago. We also continue to identify new opportunities across our top three clients. During Q2, contribution from this customer segment accelerated; rising 6% from the previous year. The environment continued to improve marginally during Q2 and we continue to see headwinds diminish. Digital remains a critical investment area for our customers and an important growth driver for us. Our classification of digital revenue has consistently included only Social, Mobile, Analytics and Cloud, plus IoT projects since we began providing this metric. However, if we include offerings that truly help our clients transform and digitize their businesses into our reckoning of digital revenue, this metric would be approximately 2X what we report. Our investments in workforce transformation, service offerings and client-engagement have yielded strong results and are expected to continue. Now, let’s review our results. Syntel’s Q2 revenue was $249.7 million, up 10.1% year-over-year and 1.8% on a sequential basis. Each of our industry segments grew during the quarter. By industry segment, the Banking and Financial Services segment revenue increased 4.2% year-over-year in Q2. The Retail, Logistics and Telecom segment grew by 13.5%, Healthcare and Life Sciences increased 14.2%, Insurance increased 14.6%, and Manufacturing grew 27.2% from a year ago. © 2018, Syntel Inc. 2

Syntel Second Quarter 2018 Earnings Teleconference July 26, 2018 Europe revenue increased 20.9% year-over-year. Revenue from digital projects accounted for approximately 21.4% of revenue in Q2, as compared to 19.9% in the year ago quarter. On a year over year basis, Q2 digital revenue increased by 18.7%. Q2 gross margin narrowed to 33.9% from 37.2% in the first quarter 2018. Offshore utilization for IT fell to 71.4% in Q2 from 74% in Q1 on a period-end basis. It fell to 73.3% in Q2 from 75.3% in the previous quarter, on average. The mix between onsite versus offshore delivery was 24.8% and 75.2% in Q2; as compared to 25% and 75% in Q1. Net headcount increased by 4% on a sequential basis and 7.4% on a year over year basis to 23,476 in Q2. Hiring continues across geographic regions tied to anticipated needs and requirements of our customers. Attrition, calculated on a current quarter annualized basis, was 21.3% in Q2, as compared to 21.9% in Q1 2018. I will now turn the call over to Anil Agrawal, Syntel’s Chief Financial Officer who will discuss Syntel’s financial performance in greater detail. Anil? Anil Agrawal Thanks, Rakesh and good morning everyone. I would also like to express my tremendous enthusiasm on [our] agreement with Atos. We have a great deal to be proud of and one thing our clients can count on is that our associates will bring the same passion, commitment and focus on delivering value to them on a daily basis. Syntel’s second quarter revenue came in at $249.7 million, up 10.1% from the prior-year period and 1.8% from the prior quarter. For the second quarter, Banking and Financial Services contributed 43.3%, with Retail, Logistics and Telecom at 18.6%, Healthcare and Life Sciences at 18.1%, Insurance 15.2%, and Manufacturing 4.8%. On a year-over-year basis, segment growth was led by our Manufacturing segment, which grew 27.2%, Insurance at 14.6%, Healthcare and Life Sciences at 14.2%, Retail, Logistics and Telecom at 13.5%, and Banking and Financial Services at 4.2%. Syntel’s customer concentration levels were as follows: our top 3 clients represented 43.8% in the second quarter of 2018, as compared to 45.5% in the year ago quarter and 43.4% in the first quarter of 2018. Accounts 4 to 50 represented 52.3% of revenue in the second quarter of 2018, as compared to 50.3% in the year ago quarter and 52.5% in the first quarter of 2018. The fixed-price component of our business was at 41.5% of revenue for the second quarter of 2018. With respect to Syntel’s margin performance, our second quarter gross margin was 33.9%, as compared to 36% reported in the year-ago period and 37.2% in the first quarter of 2018. By segment, gross margin for Banking and Financial Services was 35.8%, with Retail, Logistics and Telecom at 32.7%, Healthcare and Life Sciences at 38.1%, Insurance 29.1%, and Manufacturing 24.7 percent. During the second quarter of 2018, the Indian Rupee depreciated by 4.7% on average relative to the U.S. Dollar from the prior quarter, resulting in a 65 basis point favorable impact on the gross margin. Visa, immigration and costs related to employee increments lowered second quarter margins by 407 basis points. Moving down the income statement, our selling, general and administrative expenses was 11.1% in the second quarter of 2018, compared to 12.6% in the prior-year period and 11% in the first quarter of 2018. On a dollar basis, SG&A was higher by $0.6 million sequentially. The impact on the second quarter SG&A from currency-related balance sheet translations, based on quarter-end exchange rates, was a $202 thousand loss, as compared to a $168 thousand gain recorded in the first quarter of 2018. Other expense was $1 million during the second quarter of 2018 as compared to $2.2 million in the first quarter of 2018. Q2 other expense included one-time interest income of $0.7 million. Gain from mutual fund sales was approximately $0.5 million in the second quarter, as compared to a gain of $0.4 million in the first quarter of 2018. © 2018, Syntel Inc. 3

Syntel Second Quarter 2018 Earnings Teleconference July 26, 2018 Our tax rate for the second quarter came in at 26.5%, unchanged from the first quarter of 2018. Net income for the second quarter was $41.1 million or $0.49 per diluted share as compared to $45.6 million or $0.55 per diluted share in the previous quarter. The Company’s Balance Sheet at the end of the second quarter of 2018 remained healthy. Our total cash and short term investments balance on June 30 was $127.8 million and the portion held in U.S. dollars stood at 49 percent. DSO levels were at 55 days. Capital spending for the quarter was approximately $1.6 million. Syntel ended the second quarter with total headcount of 23,476, of which 8,719 were assigned to KPO. Our global headcount was higher by 4% from the first quarter 2018. Our billable headcount was 4,659 on-site and 17,377 offshore for a total of 22,036. Utilization levels at the end of the quarter were 94.1% on-site, 76.3% offshore and 80.1% globally. Our delivery mix at quarter end was 24.8% onsite and 75.2% offshore. Voluntary attrition during the quarter was 21.3%, as compared to 21.9% reported last quarter. Syntel added one new customer in the second quarter. In light of the announced definitive merger agreement with Atos S.E., the Company will not be providing further updates to its financial guidance. I will now turn the call back to Rakesh for his closing comments. Rakesh? Rakesh Khanna Thank you, Anil. I want to close today’s call by thanking Syntel’s employees for all their contributions. Thank you.
Operator Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program and you may all disconnect. Everyone have a great day. The information contained here is a textual representation of Syntel’s earnings conference call, and while efforts are made to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the audio presentation. In no way does Syntel assume any responsibility for any investment or other decisions made based upon the information provided in this or any transcript. Users are advised to review Syntel’s audio presentation itself and applicable SEC filings before making any investment or other decisions. The information contained here is a textual representation of Syntel’s earnings conference call, and while efforts are made to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the audio presentation. In no way does Syntel assume any responsibility for any investment or other decisions made based upon the information provided in this or any transcript. Users are advised to review Syntel’s audio presentation itself and applicable SEC filings before making any investment or other decisions. Cautionary Statement Regarding Forward-Looking Statements This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and on currently available competitive, financial and economic data and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of Syntel, including many factors beyond our control. These risks and uncertainties include, but are not limited to, those associated with: the parties’ ability to meet expectations regarding the timing and completion of the merger; the occurrence of any event, change or other circumstance that would give rise to the termination of the merger agreement; the failure to satisfy each of the conditions to the consummation of the merger; the disruption of management’s attention from ongoing business operations due to the merger; the effect of the announcement of the merger on Syntel’s relationships with its customers as well as its operating results and business generally; the outcome of any legal proceedings related to the merger; employee retention as a result of the merger; our ability to maintain a competitive leadership position with respect to the services that we offer; the conduct of our business and operations internationally, including the complexity of compliance with international laws and regulations and risks related to adverse regulatory actions; our ability to deliver new services to the market on time and in a manner sufficient to meet demand; our ability to protect our computer systems and networks from fraud, cyber-attacks or security breaches; our assumptions, judgments and estimates regarding the impact on our business of political instability in markets where we conduct business; uncertainty in the global economic environment and financial markets; the status of our relationships with and © 2018, Syntel Inc. 4

Syntel Second Quarter 2018 Earnings Teleconference July 26, 2018 condition of third parties, such as our key customers, upon whom we rely in the conduct of our business; our ability to effectively hedge our exposure to interest rate and foreign currency exchange rate fluctuations; and our dependence on our key employees. For a further list and description of the risks and uncertainties affecting the operations of our business, see our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. The forward-looking statements speak only as of the date such statements are made. Syntel is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise. Additional Information and Where to Find It This communication may be deemed to be solicitation material in respect of the proposed acquisition of Syntel by Atos. In connection with the proposed acquisition, Syntel intends to file relevant materials with the SEC, including Syntel’s proxy statement on Schedule 14A. STOCKHOLDERS OF SYNTEL ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING SYNTEL’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Syntel stockholders will receive information at an appropriate time on how to obtain transaction-related documents free of charge from Syntel. Such documents are not currently available. Participants in Solicitation Syntel and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Syntel common stock in respect of the proposed transaction. Information about the directors and executive officers of Syntel is set forth in the proxy statement for Syntel’s 2018 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2018, and Syntel’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed on February 26, 2018. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available. © 2018, Syntel Inc. 5